EXHIBIT 99.1

Integrated Environmental Technologies Signs 2 Master Service Agreements with Leading Independent Oil and Gas Producers

Excelyte® Treatments Expected to Commence this Month on Initial Wells Under Newly Signed MSAs

Little River, SC, – July 18, 2016 – Integrated Environmental Technologies, Ltd. (OTC QB: IEVM) (“IET” or the “Company”), a specialty chemical supplier providing EPA-approved, cost-effective, environmentally responsible cleaning and disinfecting solutions primarily to the oil and gas industry, today announced that it has signed two Master Service Agreements (“MSA”) with two new customers - an independent oil and natural gas company whose primary operations are focused in the Permian Basin, notable for having launched one of the most active drilling programs in both Texas and New Mexico with over 5,700 producing wells; and an independent oil & gas company whose current well count totals approximate 5,285 nationwide across 10 basins, of which approximately 1,785 wells are located in the Permian Basin. During the next thirty days, IET expects to begin Excelyte® treatments under these newly executed MSAs on an initial battery of 8 wells in the Texas Permian region and an initial battery of 8 wells in the New Mexico Permian.

“A notable trend has been developing within our current and potential customer base: a rigorous push towards cost-effective solutions. The second greatest cost associated with operating a typical well is its on-going chemical treatment program. IET’s Excelyte® program has been proven to generate significant cost savings to the well operator because the treatment is substantially less expensive than the competition, uniquely effective in eliminating H2S, and significantly reduces bacteria. Importantly, ongoing maintenance treatments of Excelyte® materially reduce corrosion of well parts and equipment,” commented David LaVance, President and Chief Executive Officer of Integrated Environmental Technologies, Ltd. “IET is gaining recognition by some of the larger operators, and, we are happy to note, our opportunity pipeline is growing, the number of well treatments is increasing and, importantly, the quality of our revenues is improving. During the introductory phase of Excelyte® in 2015, we naturally were given the most challenging well projects whose life-expectancy was limited. With validation achieved during 2015 and 2016, we are experiencing increased opportunities with larger producers treating larger fields with longer-term producing wells. We are experiencing recovery from the lows of the beginning of the year and continue to target cash flow breakeven during December 2016.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo® equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, non-porous, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The Company’s EcaFlo® equipment also produces an industrial-grade surfactant that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for oil and gas, janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Company Contact:	Investor Contact:

Tom Gifford	Yvonne L. Zappulla
Executive Vice President & CFO	Managing Director
Integrated Environmental Technologies, Ltd.	Grannus Financial Advisors, Inc.
732-820-1415	212-681-4108
tgifford@ietltd.net	yvonne@grannusfinancial.com

Statements about the Company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the Company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.